Exhibit 99.1        Press Release dated February 5, 2015

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its fourth quarter 2014 results.

Results of Operations for the Three Months Ended December 31, 2014, Compared with the Three Months Ended December 31, 2013

Overview

Net sales increased 4.1% to $166.6 million for the fourth quarter of 2014 from $160.1 million for the fourth quarter of 2013. The Company had net income of $10.4 million for the fourth quarter of 2014 compared to $7.7 million for the fourth quarter of 2013. Diluted net income per common share was $0.21 for the fourth quarter of 2014 compared to $0.16 per common share for the fourth quarter of 2013.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe and Asia/Pacific segments in the fourth quarter of 2014 compared to the fourth quarter of 2013. North America net sales benefited from an improvement in economic activity in the region.

•	Segment net sales:

◦	North America – Net sales increased 7.2% in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily due to increased unit sales volumes.

◦
Europe – Net sales decreased 7.2% in the fourth quarter of 2014 compared to the fourth quarter of 2013, mostly due to the effects of foreign currency translations and slightly lower average selling prices, partly offset by increased unit sales volumes. Net sales in some regions of the segment have trended down from prior quarters due to weakening economic conditions in the region, as well as European currencies weakening against the United States Dollar.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors and lumber dealers increased in the fourth quarter of 2014 compared to the fourth quarter of 2013, due to increased home construction activity, while home center sales decreased slightly in the fourth quarter of 2014 compared to the same period in 2013.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% of total Company net sales in the fourth quarters of both 2014 and 2013.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% of total Company net sales in the fourth quarters of both 2014 and 2013.

Gross profit

Gross profit increased to $72.8 million in the fourth quarter of 2014 from $69.7 million in the fourth quarter of 2013. Gross profit as a percentage of net sales increased slightly to 43.7% in the fourth quarter of 2014 from 43.6% in the fourth quarter of 2013.

•
North America – Gross profit margin decreased to 45.3% in the fourth quarter of 2014 from 46.1% in the fourth quarter of 2013, primarily as a result of increases in factory overhead as a percentage of sales caused by increased costs on flat production volumes and warehousing and shipping costs, partly offset by decreases in material and labor costs.

•
Europe – Gross profit margin decreased to 35.7% in the fourth quarter of 2014 from 35.9% in the fourth quarter of 2013, as a result of increases in warehousing costs, factory overhead, on decreased production volumes, and labor costs each as a percentage of sales, partly offset by a decrease in the costs of materials.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 9% and 16% in the fourth quarters of 2014 and 2013, respectively, due to increased gross profit margins on concrete construction products.

Research and development and engineering expense

Research and development and engineering expense decreased 3.2% to $9.5 million in the fourth quarter of 2014 from $9.8 million in the fourth quarter of 2013, primarily due to a decrease of $0.2 million in professional fees related to software development costs in North America.

Selling expense

Selling expense increased 4.5% to $22.4 million in the fourth quarter of 2014 from $21.4 million in the fourth quarter of 2013, primarily due to an increase of $0.7 million in personnel costs.

•
North America – Selling expense increased $1.3 million, primarily due to an increase of $0.6 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2014.

General and administrative expense

General and administrative expense increased 1.4% to $25.5 million in the fourth quarter of 2014 from $25.2 million in the fourth quarter of 2013, primarily due to increases of $0.6 million in bad debt expense and $0.3 million in facility maintenance, and an increase of $0.3 million in unrealized foreign currency losses, partly offset by decreases of $0.3 million in each of professional fees, depreciation expense and amortization expense.

•
North America – General and administrative expense decreased $0.3 million, primarily due to decreases of $0.2 million in depreciation expense, $0.2 million in amortization expense and $0.1 million in professional fees, partly offset by increase of $0.4 million in bad debt expense.

•
Europe – General and administrative expense increased by $0.2 million, primarily due to increases of $0.8 million in unrealized foreign currency losses, partly offset by a decrease of $0.2 million in professional fees.

Disposal of assets

The Company did not dispose of any material assets during the fourth quarter of 2014 compared to the fourth quarter of 2013 when the Company realized a $2.8 million net loss on the liquidation of its Irish subsidiary, partly offset by a $1.4 million gain on the sale of its CarbonWrap product line.

Income taxes

The effective income tax rate in the fourth quarter of 2014 was 32.3% as compared to 35.9% in the fourth quarter of 2013.  The decrease was primarily due to the release of an uncertain tax position as a result of the expiration of the applicable statute of limitations.

Results of Operations for the Year Ended December 31, 2014, Compared with the Year Ended December 31, 2013

Overview

Net sales increased 6.6% to $752.1 million in 2014 from $705.3 million in 2013. The Company had net income of $63.5 million in 2014 compared to $51.0 million in 2013. Diluted net income per common share was $1.29 in 2014 compared to $1.05 in 2013.

Net sales

The Company's net sales increased in 2014 from 2013 in the North America, Europe and Asia/Pacific segments, with North America reporting the largest increase in dollars, primarily due to increased unit sales volumes as a result of an improvement in economic activity in the region. First quarter 2015 net sales could be adversely affected if construction starts are delayed due to prolonged cold and wet conditions.

•	Segment net sales:

◦	North America – Net sales increased 7.2% in 2014 compared to 2013, primarily due to increased unit sales volumes.

◦
Europe – Net sales increased 4.6% in 2014 compared to 2013, mostly due to increased unit sales volumes and the effects of foreign currency translations, partly offset by slightly lower average selling prices. However, sales growth has trended lower in the most recent two quarters of 2014, consistent with declining economic activity in the region, and European currencies have weakened against the United States Dollar. Based on current information and subject to future events and circumstances, the Company expects that the region’s current economic conditions will remain challenging during the first quarter of 2015 and could continue to negatively affect net sales.

•	Consolidated net sales channels and product groups:

◦	Net sales to lumber dealers, contractor distributors, dealer distributors and home centers increased in 2014 compared to 2013, due to increased building activity.

◦	Wood construction product net sales represented 85% of total Company net sales in both 2014 and 2013.

◦	Concrete construction product net sales represented 15% of total Company net sales in both 2014 and 2013.

Gross profit

Gross profit increased to $342.0 million in 2014 from $313.5 million in 2013. Gross profit as a percentage of net sales increased to 45.5% in 2014 from 44.5% in 2013. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 gross profit margin will be between 44.5% and 46%.

•
North America – Gross profit margin increased to 47.4% in 2014 from 46.7% in 2013, as a result of decreases as a percentage of sales in material, labor and warehousing costs. In 2014, the gross profit margin was also affected by an atypical non-recurring $3.3 million pension charge that resulted from the Company's withdrawal from a multi-employer union-based defined-benefit pension plan, partly offset by an atypical non-recurring $2.5 million correction to workers' compensation expense in states where the Company is not self-insured.

•
Europe – Gross profit margin increased to 38.1% in 2014 from 37.0% in 2013, as a result of decreases as a percentage of sales in factory overhead (caused by increased unit sales volumes) and material costs, partly offset by increases in shipping and warehouse and labor costs.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 12% and 13% in 2014 and 2013, respectively. The lower gross profit margins on concrete construction products negatively affected gross margins in North America, with concrete construction products representing 13% of North America net sales in 2014 and 2013, respectively, and in Europe, with concrete construction products at 20% and 19% of Europe net sales in 2014 and 2013, respectively.

•	Steel prices – The market price for steel decreased in December 2014. The Company expects the market price for steel to remain relatively stable during the first quarter of 2015.

Research and development and engineering expense

Research and development and engineering expense increased 5.9% to $39.0 million in 2014 from $36.8 million in 2013, primarily due to an increase of $2.1 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014, and an increase of $0.9 million in cash profit sharing, partly offset by a decrease of $1.0 million in expensed software development costs.

•
North America – Research and development and engineering expense increased $1.9 million, primarily due to increases of $2.1 million in personnel costs and $0.8 million in cash profit sharing, partly offset by a decrease in software development costs of $1.1 million.

Selling expense

Selling expense increased 8.1% to $92.0 million in 2014 from $85.1 million in 2013, primarily due to increases of $2.9 million in personnel costs, $2.2 million in professional fees, $1.0 million in cash profit sharing and commissions and $0.7 million in advertising and promotional costs.

•
North America – Selling expense increased $6.5 million, primarily due to an increase of $2.5 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014, and increases of $2.0 million in professional fees, $1.1 million in advertising and promotional costs and $0.7 million in cash profit sharing and commissions.

•
Europe – Selling expense increased $0.3 million, primarily due to increases of $0.4 million in personnel costs and $0.2 million in cash profit sharing and commissions, partly offset by a decrease of $0.3 million in advertising and promotional costs.

General and administrative expense

General and administrative expense increased 3.2% to $111.5 million in 2014 from $108.1 million in 2013, primarily due to increases of $2.5 million in cash profit sharing, $1.6 million in personnel costs, $0.7 million in unrealized foreign currency losses, $0.4 million in depreciation expense and $0.2 million in facility maintenance expense, partly offset by a decrease in impairment charges of $1.0 million related to an impairment of fixed assets in 2013, a decrease of $0.6 million in professional fees and a $0.3 million decrease in stock-based compensation, as well as a $0.4 million gain resulting from a reduction in a contingent liability related to the Bierbach acquisition (compared to no gain recorded in 2013).

•
North America – General and administrative expense increased $4.3 million, primarily due to increases of $1.7 million in cash profit sharing, $1.2 million in personnel costs related to the addition of administrative and information technology staff and pay rate increases instituted in January 2014, $0.7 million in depreciation expense, $0.4 million in facility maintenance expense and $0.2 million in stock-based compensation.

•
Europe – General and administrative expense decreased by $0.9 million, primarily due to a $1.0 million impairment charge related to an impairment of fixed assets in 2013, decreases of $0.8 million in professional fees, $0.5 million in stock-based compensation, $0.2 million in depreciation expense and $0.2 million in facility maintenance expense as well as a $0.5 million gain resulting from a reduction of a contingent liability related to the Bierbach acquisition, partly offset by increases of $1.4 million in unrealized foreign currency losses, $0.5 million in cash profit sharing and $0.3 million in personnel costs.

Impairment of goodwill

In 2014, the Company recorded a $0.5 million impairment associated with Bierbach goodwill acquired in Germany in November 2013, and as a result, the goodwill of the Germany reporting unit was fully impaired. The impairment resulted from a reduction in expected future sales from former Bierbach customers.

Income taxes

The effective income tax rate in 2014 was 36.0% as compared to 37.5% in 2013. The decrease in the effective income tax rate was due to increased manufacturing deductions for certain types of expenditures, a solar tax credit for installing solar panels at one of the Company's facilities, and reduced operating losses in 2014 in the Europe and Asia/Pacific segments for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 effective tax rate will be between 36% and 38%.

Additional information

At its meeting on February 2, 2015, the Company’s Board of Directors declared a cash dividend of $0.14 per share. The record date for the dividend will be April 2, 2015, and it will be paid on April 23, 2015. At the same meeting, the Board also authorized the Company to repurchase up to $50.0 million of the Company’s common stock. The authorization will remain in effect through the end of 2015.

Investors, analysts and other interested parties are invited to join the Company’s conference call on February 6, 2015, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices and estimating the 2015 gross profit margin, the 2015 effective tax rate and net sales trends. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unaudited basis; final data will be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014.

The Company's results of operations (unaudited) for the three and twelve months ended December 31, 2014 and 2013, were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
Net sales	$166,630	$160,074	$752,148	$705,322
Cost of sales	93,833	90,330	410,118	391,791
Gross profit	72,797	69,744	342,030	313,531
Research and development and engineering expenses	9,513	9,825	39,018	36,843
Selling expenses	22,407	21,448	92,031	85,102
General and administrative expenses	25,508	25,164	111,500	108,070
Impairment of goodwill	38	—	530	—
Loss (gain) on disposal of assets	11	1,404	(325)	2,038
Income from operations	15,320	11,903	99,276	81,478
Interest income, net	2	54	46	86
Income before taxes	15,322	11,957	99,322	81,564
Provision for income taxes	4,942	4,289	35,791	30,593
Net income	$10,380	$7,668	$63,531	$50,971
Earnings per common share:
Basic	$0.21	$0.16	$1.30	$1.05
Diluted	$0.21	$0.16	$1.29	$1.05
Weighted average shares outstanding:
Basic	48,993	48,639	48,977	48,521
Diluted	49,262	48,883	49,194	48,673
Other data:
Depreciation and amortization	$5,813	$5,887	$27,918	$27,518
Pre-tax impairments	38	—	530	1,025
Pre-tax equity-based compensation expense	3,682	3,641	13,190	12,747

Cash dividend declared per common share	$0.140	$0.125	$0.545	$0.375

The Company's financial position (unaudited) as of December 31, 2014 and 2013, were as follows:

	December 31,
(Amounts in thousands)	2014	2013
Cash and short-term investments	$260,307	$251,208
Trade accounts receivable, net	92,015	90,017
Inventories	216,545	197,728
Other current assets	35,451	32,065
Total current assets	604,318	571,018
Property, plant and equipment, net	207,027	209,533
Goodwill	123,881	129,218
Other noncurrent assets	37,839	46,756
Total assets	$973,065	$956,525
Trade accounts payable	$22,860	$34,933
Notes payable and lines of credit	18	103
Other current liabilities	71,602	68,169
Total current liabilities	94,480	103,205
Other long-term liabilities	15,120	12,041
Stockholders' equity	863,465	841,279
Total liabilities and stockholders' equity	$973,065	$956,525

Additional financial data of the Company (unaudited) for the three and twelve months ended December 31, 2014 and 2013, were as follows:

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
(Amounts in thousands)	2014	2013	change	2014	2013	change
Net Sales by Reporting Segment
North America	$137,297	$128,017	7%	$613,843	$572,789	7%
Europe	25,880	27,885	(7)%	123,177	117,740	5%
Asia/Pacific	3,453	4,172	(17)%	15,128	14,793	2%
Total	$166,630	$160,074	4%	$752,148	$705,322	7%
Net Sales by Product Group*
Wood Construction	$139,439	$134,086	4%	$636,003	$596,837	7%
Concrete Construction	27,186	25,972	5%	115,921	108,295	7%
Other	5	16	N/M	224	190	N/M
Total	$166,630	$160,074	4%	$752,148	$705,322	7%
Gross Profit by Reporting Segment
North America	$62,221	$58,981	5%	$291,116	$267,478	9%
Europe	9,236	10,012	(8)%	46,965	43,603	8%
Asia/Pacific	1,115	531	N/M	3,652	2,720	34%
Administrative and all other	225	220	N/M	297	(270)	N/M
Total	$72,797	$69,744	4%	$342,030	$313,531	9%
Income (Loss) from Operations
North America	$12,289	$11,303	9%	$94,888	$84,885	12%
Europe	(1,278)	(484)	N/M	5,005	1,258	N/M
Asia/Pacific	217	(324)	N/M	(1,566)	(2,202)	29%
Administrative and all other	4,092	1,408	N/M	949	(2,463)	N/M
Total	$15,320	$11,903	29%	$99,276	$81,478	22%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.